Exhibit 10.2

April 13, 2023

Via Email

Aaron Berg

Dear Aaron:

Amarin Corporation plc (the “Company”) is pleased to extend you an offer to serve as Interim Chief Executive Officer of the Company (“Interim CEO”), reporting to the Board of Directors of the Company (the “Board”), effective April 13, 2023 (the “Effective Date”). The terms of your employment while you are in the Interim CEO role are as follows:

1.
Term. It is anticipated that, in addition to continuing to serve as the Company’s Executive Vice President, President US (“EVP, President US”), you will serve as Interim CEO from the Effective Date until the earlier of (i) the date that either you or another person is appointed as the Company’s Chief Executive Officer (the “New CEO”) and commences employment with the Company (“New CEO Commencement Date”); or (ii) May 31, 2023 (the “Interim CEO Term”). If you become the New CEO, you and the Company will enter a New CEO employment agreement (the “New CEO Employment Agreement”) with terms to be determined during the Interim CEO Term. If you do not become the New CEO, it is anticipated that you will return to your role as EVP, President, US upon the ending of the Interim CEO Term. If you return to the EVP, President US role, all of the terms and conditions of your employment as EVP, President that were in effect immediately prior to the Effective Date will revert without any action on the part of you, the Company or the Board.
2.
Position. During the Interim CEO Term, in addition to your current roles and responsibilities, you shall have such additional powers and duties as may from time to time be prescribed by the Board in your capacity as EVP, President US and Interim CEO. At all times during the Interim CEO Term, you shall devote your full working time and efforts to the business and affairs of the Company.
3.
Base Salary; Bonus. During the Interim CEO Term, the Company will pay you a base salary at the rate of $700,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings (the “Interim CEO Base Salary”). The Interim CEO Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices. Your target bonus will not be impacted and will continue to be 50% of your EVP, President US Base Salary.

4.
Existing Equity Awards. During the Interim CEO Term, you will continue to vest in your existing equity awards, subject to the terms of the applicable equity award agreements and equity incentive plan(s)(the “Equity Documents”).

5.
At-will Employment. At all times your employment will continue to be “at will,” meaning you or the Company may terminate your employment at any time. In the event of the termination of your employment for any reason, the terms of your existing employment agreement with the Company (dated

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April 20, 2018) and your rights and benefits under the Company’s Executive Severance and Change of Control Plan (together, the “Existing Agreements”) will continue to be in effect and govern (based on your Base Salary and other terms of employment immediately prior to the Effective Date) until and unless a New CEO Employment Agreement between you and the Company becomes effective and supercedes the Existing Agreements. Notwithstanding anything to the contrary in this Agreement or otherwise, you acknowledge and agree that any changes related to your employment associated with the Interim CEO position including, if applicable, reverting back to your EVP, President US role and previous compensation, will not constitute Good Reason under the Existing Agreements, the Equity Documents or otherwise. Similarly, and for the avoidance of doubt, the Company acknowledges that, should you decline the role of New CEO at the end of the Interim CEO Term, such declination will not constitute a resignation of employment by you or provide the Company with the basis for terminating your employment for Cause under the Existing Agreements, the Equity Documents or otherwise.
6.
Confidential Information and Restricted Activities. The Nondisclosure, Developments and Noncompetition Agreement dated November 19, 2012 (the “Restrictive Covenants Agreement”) you entered into in connection with your employment will continue to be in full force and effect.
7.
Withholding. All payments made by the Company to you under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
8.
Entire Agreement. This Agreement, together with the Existing Agreements, the Equity Documents and the Restrictive Covenants Agreement, constitutes the complete agreement between you and the Company with respect to the subject matter herein and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company related to the terms and conditions of your roles as Interim CEO and EVP, President US. For the avoidance of doubt, in no event will a New CEO Employment Agreement become effective until and unless you are appointed as the New CEO.
9.
Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.
10.
Other Terms. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature page follows.]

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Thank you for your willingness to serve as the Interim CEO. You may indicate your agreement with these terms by signing and dating this Agreement and returning it to me. If you have any questions, please do not hesitate to contact me.

Very truly yours,

AMARIN CORPORATION PLC.

/s/ Odysseas Kostas

By: Odysseas Kostas

Its: Chair of the Board of Directors

I have read and accept this Agreement:

/s/ Aaron D. Berg

Aaron D. Berg

Dated: April 13, 2023

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